NEWS RELEASE
CONTACTS:

Media Breeanna Straessle 615.986.5886 media.relations@lpcorp.com	Investor Relations Aaron Howald 615-986-5792 Aaron.Howald@lpcorp.com

LP Building Solutions Completes Sale of Engineered Wood Products Business and SolidStart® Brand to Pacific Woodtech
NASHVILLE, Tenn. (August 1, 2022) – LP Building Solutions (LP) (NYSE: LPX) today announced that it closed on the previously announced sale of its Engineered Wood Products (EWP) business to Pacific Woodtech for $210 million.
The acquisition includes LP’s laminated veneer lumber and I-joist manufacturing facilities in Wilmington, North Carolina; Red Bluff, California; and Golden, British Columbia, Canada, associated timber license assets, and the SolidStart® brand.
LP’s financial adviser is UBS Investment Bank. LP’s legal advisers are Troutman Pepper and Fasken Martineau Dumoulin LLP.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP's extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing and more), LP® TopNotch® Sub-Flooring, and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.